Exhibit 21.1



                         Subsidiaries of the Registrant


Aviv Instruments, Inc., a Delaware corporation

Protein Solutions, Inc., a corporation organized under the laws of the Commonwealth of Virginia

Protein Solutions Holdings, Inc., a corporation organized under the laws of the State of Delaware

Protein Solutions Limited, a company organized under the laws of England and Wales

Rheometric Scientific F.E. Ltd., a corporation organized under the laws of Japan

Rheometric Scientific France SARL, a limited liability company organized under the laws of France

Rheometric Scientific GmbH, a corporation organized under the laws of Germany

Rheometric Scientific Limited, a company organized under the laws of England and Wales